FOR IMMEDIATE RELEASE

Contact:

CannaSys, Inc.

Patrick G. Burke

Chief Executive Officer

Tel:  720.724.7515

Email: patrick.burke@cannasys.com

Web:  www.cannasys.com

CannaSys Successfully Commenced Mailing of Information Statement to Stockholders on November 15

CannaSys to Release Alpha Version of Citizen Toke Before End of Year

DENVER, November 16, 2017 – CannaSys, Inc. (OTC QB: MJTK) (“CannaSys”), a marketing, branding, and technology company, began mailing its information statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 to its stockholders.

Throughout this year, CannaSys has retained the support of its investors and remains on track to accomplish major goals, including, most notably, the release of the full Citizen Toke platform to retailers in Colorado.

“Developing the platform for market release in time for the holiday season is a top priority of ours, and we have allocated internal resources accordingly to reach this goal. We have identified major opportunities from the feedback of our beta partners that have required additional development for the platform,” noted Ben Tyson, Director of CannaSys and CEO of Beta Killers.

“We are very excited to be moving out of our beta stage into a fully functional alpha version of the Citizen Toke platform. We feel that we have successfully proven the viability and scalability of this product for the cannabis industry as an equal opportunity platform for retailers and brands to reach potential new customers through one of the most highly engaging digital channels in the world, SMS,” stated Patrick Burke, CEO of CannaSys.

Moving forward, select partners from the beta test will be given full access to the platform. Additionally, CannaSys will be onboarding new partners to the Citizen Toke platform. CannaSys will be working to develop relationships with marketing partners and retailers in other states to expand the platform outside of Colorado. “We are currently evaluating our options for expansion into other states based on the stage of growth for the cannabis industry in each state. The Citizen Toke platform will be the most valuable in the competitive markets that develop after a longer established industry,” commented Ben Tyson.

Citizen Toke offers exclusive, instant, location-based, gamified promotions for cannabis retailers looking to more intimately connect with their consumers directly through SMS. Citizen Toke is an efficient means for retail centers to communicate exclusive promotions to their consumers and to extend brand awareness to current and potential customers. More details on the technology and business plan of Citizen Toke can be found at http://citizentoke.com/investors/CitizenToke_WhitePaper.pdf.

A full product suite and description of included features will be available upon the release of the platform. Additionally, the White Paper will be updated to reflect these changes and progress made across major metrics.

CannaSys and its board and senior management remain committed to creating long-term shareholder value and will provide timely updates to shareholders as they occur.

About CannaSys, Inc.

CannaSys is a technology solutions, marketing, and branding company. Its core products are delivered “software as a service” to facilitate point-of-purchase transactions and customer relationship marketing solutions. CannaSys plans to develop, acquire, and build strategic relationships with other businesses in order to bring additional solutions to market. For more information, please visit www.cannasys.com and www.citizentoke.com.

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including continued acceptance of CannaSys’s products, increased levels of competition for CannaSys, new products and technological changes, CannaSys’s dependence on third-party suppliers, and other risks detailed from time to time in CannaSys’s periodic reports filed with the U.S. Securities and Exchange Commission.